Exhibit 10.18

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this “Agreement”) is entered into as of October 30, 2006 between Daniel H. Smith an independent contractor (“Consultant”), and DeMarseCo Holdings, Inc. (“Company”).

WHEREAS, the company desires to retain the Consultant as an independent contractor to perform various services (“Services”) in connection with the Company’s products and services.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, it is agreed as follows:

1.         Independent Consulting Services. The Company appoints and the Consultant accepts appointment under the terms of this Agreement. The Services to be performed by the Consultant consist of the development of strategic vision and initiatives in support of the Company’s products and services and other services as requested from time to time by the Company. As reasonably requested by the Company, the Consultant will submit progress reports to the Company.

2.         Consulting Fees: Payments. The Company will pay Consultant the fees set forth in Schedule A as full compensation for Services rendered. The Company will be required to reimburse the consultant for pre-approved travel and expenses incurred by the Consultant.

3.         Termination. Either party may terminate this agreement at any time by written notice to the other. If either party terminates the agreement, the Company’s obligation will be limited to payment to Consultant for Services performed through the date of termination at the rate set forth in Schedule A.

4.         Term. This Agreement is effective as of the date set forth above and shall terminate upon written notice by either party. Sections 5, 8 and 10 shall survive termination of this Agreement.

5.         Confidentiality: Ownership.

(a)      In order to allow the Consultant to perform the services, the Company or its affiliates, directors, officers, employees, agents or controlling person (collectively, “Representatives”) may provide the Consultant with certain information related to the Company’s products, services, research, development, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists and customers, substantial portions of which will be non-public, confidential and /or proprietary in nature. All such information, whether written or oral and whether furnished before or after the date hereof, together with all documents an other materials prepared by the consultant which are based on or contain or otherwise related to such information are collectively referred to as the “Company Information.” The term “person” shall be broadly interpreted to include, without limitation, any governmental entity, corporation, partnership, company or individual. The Consultant agrees to (i) use the Company Information only for the purpose of performing the Services; (ii) hold all Company Information in strict confidence and use all reasonable care to maintain the confidentiality of all Company Information and (iii) not disclose Company Information to any person; provided, however, that the foregoing obligations regarding confidentiality shall not apply to any Company Information that (i) is or becomes generally available to or known by the public other than as a result of a disclosure made by the Consultant or (ii) is or was disclosed to the Consultant on a non-confidential basis from a source other than the Company (or its predecessors) provided that the Consultant is not aware that such source is or was then bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Consultant.

Further, Consultant assigns to the Company any rights Consultant may have or acquire in any Company Information and recognizes that all Company Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights, and all other rights throughout the world.

(b)      The Consultant acknowledges that the Company could not be made whole by monetary damages of a breach of this Section 5. Accordingly, the Company, in addition to any other remedy to which it may be entitled by law or in equity, shall be entitled to seek an injunction to remedy and prevent breaches of this Agreement, and to an order compelling specific performance of this Agreement. The Consultant acknowledges and agrees that the Company derives economic value from the Company Information not being known by other persons who can obtain economic value from its disclosure or use and that any disclosure or unauthorized use of the Company Information could cause irreparable harm and loss to the Company.

6.         Assignment. This Agreement is not assignable by the Consultant, in whole or in part, and any attempt to make such assignment shall be void. The Consultant agrees that the Company may assign this agreement.

7.         Texas Law. This agreement shall be construed according to the law of the State of Texas.

8.         Prevailing Party. If any dispute relating to this Agreement occurs, the prevailing party shall be reimbursed by the other for all costs incurred in connection therewith, including without limitation reasonable attorney’s fees.

9.         Entire Agreement. This Agreement supersedes all prior agreements and understanding between the parties for performance of like or similar services, and constitutes the complete agreement and understanding between parties unless modified in writing and signed by both parties.

10.       Independent Contractor. Consultant’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Consultant will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by the Company’s board of directors or Chief Executive Officer. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to Contractor by filing Form 1099 MISC with the Internal Revenue Service as required by law.

Signature Page Follows.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

DEMARSECO HOLDINGS, INC.		DANIEL H. SMITH

By:	/s/ Philip Siegel	/s/ Daniel H. Smith
	Philip Siegel	Daniel H. Smith
	Secretary	Tax ID:

Signature Page to Independent Contractor Agreement

SCHEDULE A

Fees for Services

The compensation for services performed under this Agreement is $1000 per day worked by Consultant, payable quarterly in arrears. Consultant agrees to devote a minimum of four days a month to the performance of Services and moreso as mutually agreed upon by the Company and Consultant.

Pre-approved travel and expenses are to be invoiced separately.